<Page 1>
                   SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
.................................................................

               NAVISTAR INTERNATIONAL CORPORATION
................................................................
                     Steven K. Covey
                     Corporate Secretary

Payment of Filing Fee (Check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
       14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-
       6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __/

       4)    Proposed maximum aggregate value of transaction:

__/    Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)    Amount Previously Paid:

       2)    Form, Schedule or Registration Statement No.:

       3)    Filing Party:

       4)    Date Filed:



          <Page 2>

             NAVISTAR INTERNATIONAL CORPORATION
              455 NORTH CITYFRONT PLAZA DRIVE
                  CHICAGO, ILLINOIS  60611
          NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                        TO BE HELD
                      MARCH 15, 1995





TO THE SHAREOWNERS:


       The Annual Meeting of Shareowners of Navistar International Corporation, a Delaware corporation (the "Corporation"), will be held at the Arthur Rubloff Auditorium of the Art Institute of Chicago, Monroe Street and Columbus Drive, Chicago, Illinois 60603, on March 15, 1995, at 10:15 a.m., Central Standard Time, for the following purposes:

     1. To elect four directors to serve for three year terms until the 1998 Annual Meeting of Shareowners (the Board of Directors of the Corporation recommends a vote FOR the four nominees named in the Proxy Statement);

     2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for the current fiscal year (the Board of Directors of the Corporation recommends a vote FOR this proposal); and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

       Shareowners of record of the Common Stock of the Corporation at the close of business on January 17, 1995, are entitled to notice of and to vote at this meeting.

       PLEASE SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY in the enclosed envelope which does not require postage if mailed in the United States or Canada.

                       By order of the Board of Directors,




                       Steven K. Covey
                       Secretary

          <Page 3>

PROXY STATEMENT

               Navistar International Corporation
                455 North Cityfront Plaza Drive
                   Chicago, Illinois  60611
         Annual Meeting of Shareowners:  March 15, 1995




PROXY

       This Proxy Statement is being mailed on or about January 27, 1995, to holders of Common Stock, but not including Class B Common Stock, ("Common Stock") of Navistar International Corporation ("Navistar" or the "Corporation") in connection with the solicitation of proxies by Navistar's Board of Directors (the "Board of Directors" or the "Board"). The Annual Meeting of Shareowners ("Annual Meeting") will be held at the Arthur Rubloff Auditorium of the Art Institute of Chicago, Monroe Street and Columbus Drive, Chicago, Illinois 60603, on March 15, 1995, at 10:15 a.m., Central Standard Time. To assure greatest representation at the Annual Meeting, the Board requests that all shareowners sign and return promptly the enclosed proxy. The proxy is solicited by the Board of Directors. Only shareowners of record at the close of business on January 17, 1995, will be entitled to vote at the Annual Meeting. The persons named as proxies were selected by the Board of Directors and are either directors or officers of the Corporation or both. Shareowners may have their votes kept secret by so indicating in the designated place on the proxy card. If a shareholder is a participant in the Corporation's 401(k) Retirement Savings Plan, the proxy card will represent the number of shares allocated to the participant's account under the plan and will serve as a direction to the plan's trustee as to how the shares in the account are to be voted.

       Any shareowner giving a proxy has the power to revoke it by written revocation delivered to the Corporate Secretary at any time before it is voted. If not revoked, the shares represented by the proxy will be voted by the persons named as proxies, and, if the shareowner specifies a choice with respect to a Proposal (a ballot is provided in the proxy), the shares will be voted in accordance with that specification. If no such specification is made, the shares will be voted in accordance with the Board of Directors' recommendation. Director nominees receiving the greatest number of votes will be elected directors. The affirmative vote of the holders of a majority of the outstanding Common Stock present (whether in person or by proxy) and voting at the Annual Meeting will be required to approve each other Proposal. As to each Proposal, abstentions will be included, but broker non-votes will not be included, in the calculation of the number of holders who are considered present and voting at the Annual Meeting.


VOTING SECURITIES OF THE CORPORATION

       As of January 6, 1995, there were outstanding 50,063,630 shares of Common Stock. Holders of Common Stock are entitled to one vote per share, exercisable in person or by proxy, with respect

          <Page 4>
to all matters to come before the Annual Meeting. Under the Corporation's By-laws, shareowners holding at least one-third (1/3) of the outstanding shares of Common Stock, entitled to vote, must be present in person or by proxy at the Annual Meeting to constitute a quorum.




            PROPOSAL NO. I - ELECTION OF DIRECTORS

       The Corporation has three classes of directors, each with staggered terms, with the members of each class serving a three year term on the Board. At this Annual Meeting, the terms of the Class II directors will expire.

       The Board's retirement policy provides for directors' retirement prior to the first annual meeting of shareowners which is held after the date they attain age 70. In October, 1992 the Board suspended this policy for a two year period. The policy went back into effect in October, 1994, and at that time, the Board amended its retirement policy to provide that the policy shall not apply to the following persons until the following dates: as to Messrs. Booth and Hansen, the date of the 1996 annual meeting of shareowners; and as to Mr. Anderson, the date of the 1997 annual meeting of shareowners. Admiral Zumwalt (a director since 1984) and Mr. Lennox (a director since 1982), are retiring from the Board on March 15, 1995. Under the By-laws, any portion of a director's term which remains at the time of his or her resignation or retirement may be completed by a person appointed by the Board or the Board may choose to reduce the number of members of the Board.

       In October, 1994, the Board increased its size from 15 to 16 directors, elected Mr. John Correnti as a director and assigned him to Class III. His biography is written below.

       The Class II nominee directors are Wallace W. Booth, Mary Garst, Dr. Arthur G. Hansen and John R. Horne. These persons have been nominated for election to three year terms expiring in 1998, and until their successors are elected or appointed and qualified. The Corporation's By-laws provide that nominations for election to the office of director at a meeting of shareowners will be accepted, and votes cast for a nominee will be counted, only if the Corporate Secretary has received, at least twenty-four hours prior to the Annual Meeting, a statement over the signature of the nominee that he or she consents to being a nominee and, if elected, intends to serve as a director. Each nominee has complied with this requirement. All of the nominees are now directors of the Corporation and have served continuously since their first election or appointment. Class I and Class III directors will continue in office for the remainder of their terms or until their retirement, whichever is earlier.

       If any nominee is unable to accept the office of director, or will not serve, which is not anticipated, the Board may choose another nominee, and the shares represented by the proxies will then be voted for that nominee.



          <Page 5>
                        DIRECTORS BIOGRAPHIES


NOMINEES FOR ELECTION AS CLASS II DIRECTORS CONTINUING IN OFFICE
UNTIL 1998

WALLACE W. BOOTH, 72, director since 1981. He is the retired Chairman of the Board of Ducommun Incorporated, a Los Angeles based corporation engaged principally in the manufacture of components and assemblies for the aerospace industries. Mr. Booth joined Ducommun as President, Chief Executive Officer and a director in 1977 and became Chairman in 1978. In 1988 he relinquished the positions of President and Chief Executive Officer and retired as Chairman at the end of 1988. From 1975 to 1977 Mr. Booth was President, Chief Executive Officer and a director of United Brands Corporation. He is a director of Litton Industries, Inc., Rohr, Inc. and First Interstate Bank of California. He also is trustee of the University of Chicago. Committees: Finance and Organization (Chair).

MARY GARST, 66, director since 1977. She is Manager, Cattle Division, Garst Company of Coon Rapids, Iowa, a diversified agri-business enterprise involved in the production of hybrid seed corn, commercial feed grains, fertilizer, as well as an integrated cow-calf and feed lot operation. Ms. Garst has been active in the business of the Garst Company for many years, assuming her present position in 1974. Committees: Audit and Public Policy (Chair).


DR. ARTHUR G. HANSEN, 69, director since 1974. He is an education consultant since 1986. Dr. Hansen is the former Chancellor, Texas A&M University System from 1982 to 1986, the former President of Purdue University, 1971 to 1982, and the former President of the Georgia Institute of Technology, 1969 to 1971. He is a director of American Electric Power Company, Inc., International Paper Company and Interlake Corporation. He is a member of the National Academy of Engineering, a Commissioner at Indiana Commission for Higher Education and a fellow of the American Association for the Advancement of Science. Committees: Audit, Executive and Organization.

JOHN R. HORNE, 56, director since 1990. He is President and Chief Operating Officer since 1990. The Corporation has announced that Mr. Horne will succeed Mr. Cotting as Chief Executive Officer when Mr. Cotting retires from that position at the end of March, 1995. Prior to his present assignment, he served as Group Vice
President - General Manager, Engine and Foundry Group from March, 1990 to November, 1990; Vice President and General Manager, Engine and Foundry Group from 1983 to 1990; Manager, Engine Engineering from 1980 to 1983; and Manager, Diesel Engine Engineering from 1977 to 1980. Mr. Horne serves on the Board of Directors of the American Trucking Association Foundation, is Chairman of the Board of Trustees of Taylor University in Upland, Indiana, and serves on the Mechanical Engineering Advisory Board for Purdue University.
Committee:  Executive.

          <Page 6>
        CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 1996

WILLIAM F. ANDREWS, 63, director since 1984. He is a Consultant and the retired Chairman of several public companies. From 1990 to January 1992, he was President and Chief Executive Officer of UNR Industries, Inc., a manufacturer of steel products. He was President of Massey Investment Company from 1989 to 1990. He was Chairman, President and Chief Executive Officer of Singer Sewing Machines, Inc. from 1986 to 1989. From 1979 to 1986, Mr. Andrews served as Chairman, President and Chief Executive Officer of Scovill, Inc. He is a director of Harley Davidson, Inc., Johnson Controls, Inc., Katy Industries, Inc., Southern New England Telephone Company, PTH Holdings, Inc., Black Box and Micom Communications, Corrections Corp. of America, Northwestern Steel & Wire and Directorship Publications. He also serves as Chairman of the American Red Cross in Waterbury, Connecticut. Committees:
Executive, Organization and Public Policy.

DR. ANDREW F. BRIMMER, 68, director since 1976. He is President of Brimmer & Company, Inc., an economic and financial consulting firm in Washington, D.C. In addition, he is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts - Amherst. Dr. Brimmer served as a member of the Board of Governors of the Federal Reserve System from 1966 to 1974. He is a director of E. I. DuPont de Nemours & Company, Airborne Express, Bank America Corporation and Bank of America, NT and SA, Gannett Company, Bell South Corporation, Connecticut Mutual Life Insurance Company, Blackrock Investment Income Trust (and other Blackrock Mutual Funds), and PHH Corporation. He is a trustee of the College Retirement Equities Fund. Dr. Brimmer is a member of the American Association of Collegiate Schools of Business (National Honoree), American Economic Association, American Finance Association, American Statistical Association, Council on Foreign Relations, National Economic Association and Eastern Economic Association (Fellow and Past President). He is a fellow of American Academy of Arts and Sciences, American Philosophical Society, National Association of Business Economists and Washington Academy of Sciences. He is a trustee of Tuskegee University (Chairman of the Board). He also is a member of the Association for Study of Afro-American Life and History. Committees: Audit (Chair), Finance and Public Policy.

JOHN D. CORRENTI, 47, director since 1994. He is President and Chief Operating Officer and a director of Nucor Corporation, one of the four largest steel manufacturers in the country, since 1991. Mr. Correnti joined Nucor as Construction Manager in Utah in 1980, and in 1982 became General Manager of the company's mill in Brigham City, Utah. He is a director of Harnischfeger, Inc., Southern Regional Board of Wacovia Bank, Steel Manufacturers Association, Steel Service Center Foundation and Charlotte Chamber of Commerce.
Committees:  Audit and Organization.


        CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 1997

JACK R. ANDERSON, 69, director since 1989. He is President of Calver Corporation, a health care consulting and investment firm since 1982. He is a director of FHP International Corporation, Horizon Mental Health Management, Inc., Manor Care, Inc. and United Dental Care, Inc. Committees: Audit and Public Policy.

          <Page 7>
JAMES C. COTTING, 61, director since 1983. He is Chairman and Chief Executive Officer since 1987. The Corporation has announced that Mr. Cotting will retire from his position as Chief Executive Officer at the end of March, 1995. His successor as Chief Executive Officer will be Mr. Horne. Mr. Cotting will continue to be the Chairman of the Board of Directors. Prior to his present assignment, he served as Vice Chairman and Chief Financial Officer from 1983 to 1987; Executive Vice President, Finance and Planning, from 1982 to 1983; Senior Vice President, Finance and Planning, from 1979 to 1982. He is a director of USG Corporation, Asarco
Incorporated and Interlake Corporation.   He is a member of the
Board of Directors of the National Association of Manufacturers and a member of the Conference Board. He is a director of Junior Achievement of Chicago and a trustee of the Adler Planetarium.
Committees:  Executive (Chair) and Finance.

JERRY E. DEMPSEY, 62, director since 1984. He is Chairman of the Board and Chief Executive Officer of PPG Industries, Inc., a diversified global manufacturer of glass, protective coatings and chemicals, since 1993. From 1991 until 1993, Mr. Dempsey was Chairman of the Board and a director of Chemical Waste Management, Inc., and Senior Vice President of WMX Technologies, Inc. From 1985 to 1991, he was President and Chief Executive Officer and a director of Chemical Waste Management, Inc. From 1984 to 1988, he was Vice Chairman of the Board of WMX Technologies. From 1980 to 1984, Mr. Dempsey was President and Chief Operating Officer of Borg-Warner Corporation. He is a director of WMX Technologies, Inc., Business Roundtable, National Association of Manufacturers, Allegheny Conference on Community Development and United Way of Southwestern Pennsylvania. He is Chairman of the Dean's Advisory Board for Clemson University's School of Engineering and the President's Advisory Council. He also is a member of the Conference Board and the Committee on Economic Development.
Committees:  Executive, Finance and Organization.

ROBERT C. LANNERT, 54, director since 1990. He is Executive Vice President and Chief Financial Officer since 1990. Prior to his present assignment, he served as Vice President and Treasurer from 1979 to 1990 and Assistant Treasurer from 1976 to 1979. He is a member of the Dean's Advisory Committee, Krannert School, Purdue University and is Vice President/Finance of the Des Plaines Valley Council, Boy Scouts of America.











Additional Directors

       In July, 1993, the Corporation restructured its postretirement health care and life insurance benefits pursuant to a settlement agreement which required, among other things, the addition of three seats on Navistar's Board of Directors. These three directors are not part of the classes referred to above.

          <Page 8>
BILL CASSTEVENS, 66, director since 1993. He has served as Secretary-Treasurer of the United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) since January, 1988 and in various other capacities with the UAW since 1962. Mr. Casstevens has served as a trustee on the board of Medical Mutual of Northeast Ohio (Blue Shield) and the Medical Mutual Life Insurance Co. He served for nine years on the Board of Trustees of Cleveland State University; the Union Eye Care Centers in Ohio; and the Executive Committee of the United Labor Agency. He also served in an advisory capacity to the Greater Cleveland United Torch Services. He served on the Ohio Governor's Committee on Occupational Safety & Health, the Governor's Judicial Review Committee and the Governor's Health Task Force. He is a member of the Democratic National Committee, representing Michigan. He is a member of the Board of Directors of Blue Cross/Blue Shield of Michigan and of the United Way of Southeastern Michigan.
Mr. Casstevens was elected to the Board of Directors by the UAW for a term extending through July 31, 1995. Committees: Executive, Finance and Public Policy.

RICHARD F. CELESTE, 57, director since 1993. He is a principal of Celeste & Sabety Ltd., a public policy consulting firm based in Columbus, Ohio since 1991. Prior to this, he served as two-term Governor of Ohio, 1983-1991, directed the U.S. Peace Corps, 1979-1981 and served in the U.S. Foreign Service in India. He currently is Chairman of the Government-University-Industry Research Roundtable of the National Academy of Sciences. He chairs the Advisory Board of the Pacific Northwest Laboratory, and is a member of the Board of Directors of Healthsouth Rehabilitation Corporation, Republic Engineered Steel Incorporated, Youth Service America, AFS Intercultural Programs, and Habitat for Humanity International. He is a member of the Advisory Board of BP America Inc. and Oak Ridge National Laboratory, and a member of the Board of Advisors of The Leadership Institute at the University of Southern California. He is a trustee of the Carnegie Corporation of New York, and a member of the Council on Foreign Relations. Governor Celeste was elected to the Board of Directors by the Supplemental Trust, a retiree trust created in 1993 pursuant to the restructuring of retiree health care and life insurance programs, for a term extending through July 31, 1995. Committees: Audit and Public Policy.

WILLIAM C. CRAIG, 55, director since 1993. He served as Executive Vice President of Mack Trucks, 1989-1992. Prior to this, Mr. Craig served as Vice President of Human Resources of Volkswagen of America, 1982-1989, and Plant Manager, Volkswagen Stamping Plant, 1977-1982. Mr. Craig also served as General Superintendent of Production, Chevrolet Buffalo Gear and Axle, and in various other capacities for General Motors, 1960-1977. Mr. Craig was elected to the Board of Directors by the Supplemental Trust, a retiree trust created in 1993 pursuant to the restructuring of retiree health care and life insurance programs, for a term extending through July 31, 1995. Committees: Finance and Organization.

         <Page 9>
       The following table sets forth information concerning the Common Stock ownership of each director, each of the five most highly compensated executive officers, and directors and executive officers as a group as of December 31, 1994. Each individual owns less than 1% of the Corporation's Common Stock. As a group, the directors and officers own 1.0% of the Common Stock.

Name/Group                          Number of Shares
                           Owned      Obtainable     Total
                                       Through
                                     Stock Option
                                       Exercise

Jack R. Anderson            510         1,250        1,760
William F. Andrews          800         1,750        2,550
Robert A. Boardman       15,051        10,400       25,451
Wallace W. Booth            670         1,750        2,420
John J. Bongiorno        17,295        17,200       34,495
Andrew F. Brimmer           617         1,750        2,367
Bill Casstevens               0           250          250
Richard F. Celeste          170           250          420
John D. Correnti              0             0            0
James C. Cotting         49,354        56,760      106,114
William Craig               170           250          420
Jerry E. Dempsey            700         1,750        2,450
Mary Garst                  610         1,750        2,360
Arthur G. Hansen            710         1,750        2,460
John R. Horne            38,382        25,720       64,102
Robert C. Lannert        26,905        18,100       45,005
Donald D. Lennox          2,828         1,750        4,578
Elmo R. Zumwalt, Jr.        610         1,750        2,360

Directors and Executive
Officers as a Group     290,334       248,010      538,344


COMMITTEES OF THE BOARD OF DIRECTORS

There are five standing committees which assist the Board of Directors in discharging its responsibilities. Committee membership is noted for each director next to the director's name in the biographical section above. Functions of the various committees are set forth below.

EXECUTIVE COMMITTEE - The Executive Committee is composed of seven directors, a majority of whom are not current employees of the Corporation. The Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. The Committee did not hold any meetings in fiscal year 1994.

AUDIT COMMITTEE - The Audit Committee is composed of seven directors, none of whom is a current employee of the Corporation. The Committee oversees the Corporation's financial reporting process on behalf of the Board. During 1994, the Committee reviewed the 1994 audit plans of Deloitte & Touche LLP and of the Corporation's internal audit staff, reviewed the audit of the Corporation's accounts with the independent public accountants and the internal auditors,

          <Page 10>
considered the adequacy of audit scope and, in its overview role, reviewed and discussed with the auditors and management the auditors' reports. The Committee recommended to the Board, subject to shareowner approval, the selection of the Corporation's independent public accountants. The Committee also reviewed environmental surveys and compliance activities for the Corporation's facilities, compliance with the Corporation's Conflicts of Interest and Ethical Business Conduct Policies and the expense accounts of principal executives. The independent public accountants, the internal auditors and the Committee have unrestricted access to each other, without management present, to discuss the results of audit work and opinions on the adequacy of internal accounting controls, the quality of financial reporting and any other matter deemed appropriate. The Committee held four meetings in fiscal year 1994, reported the results of those meetings and made recommendations to the Board.

FINANCE COMMITTEE - The Finance Committee is composed of seven directors, a majority of whom are not current employees of the Corporation. The Committee reviews the Corporation's financing requirements, custody and management of assets which fund the pension and retirement savings plans of the Corporation's subsidiaries, procedures by which projections and estimates of revenues, expenses, earnings and cash flow are developed, dividend policy and operating and capital expenditure budgets. The Committee also monitors the Corporation's relationship and communications with its lenders and the Corporation's financial disclosure policy. In fiscal year 1994, the Committee held three meetings, reported the results of those meetings and made recommendations to the Board.

COMMITTEE ON ORGANIZATION - The Committee on Organization is composed of seven directors, none of whom is a current employee of the Corporation. The Committee fulfills its compensation and management oversight role by considering and recommending to the Board the election, title changes, structure, responsibilities and compensation of all executive officers. The Committee also has responsibilities for the organization of the Board of Directors. The Committee reviews and makes recommendations to the Board concerning nominees for election as directors. The Committee also reviews and recommends to the Board the compensation, committee membership and tenure policy for directors. In recommending to the Board the nominees to be proposed for election as director, the Committee will consider the qualifications of nominees proposed by shareowners in writing to the Corporate Secretary provided such nominations are accompanied by a statement over the signature of the nominee that the individual consents to being a nominee and, if elected, intends to serve as a director. Upon management's recommendation, the Committee also reviews and acts upon basic changes to non-represented employees' base compensation and incentive and benefit plans. The Committee held eight meetings in fiscal year 1994, reported the results of those meetings and made recommendations to the Board.

PUBLIC POLICY COMMITTEE - The Public Policy Committee is composed of seven directors, none of whom is a current employee of the Corporation. The Committee reviews, advises management and makes recommendations to the Board on corporate policy in areas of public responsibility, such as conflict of interest, product integrity and protection of the environment. The Committee held three meetings

          <Page 11>
in fiscal year 1994, reported the results of those meetings and made recommendations to the Board.


                      MEETINGS OF DIRECTORS

       In fiscal year 1994, the Board of Directors held seven meetings. The number of meetings held by the committees of the Board of Directors are noted above. Each director of the Corporation attended at least 75% of the aggregate meetings held by the Board and by the Committees on which the director served.


            RECOMMENDATION OF THE BOARD OF DIRECTORS

       The Board of Directors recommends a vote FOR the election of the nominees listed above as Class II directors of the Corporation.

        PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF
               INDEPENDENT PUBLIC ACCOUNTANTS

       The firm of Deloitte & Touche LLP, 2 Prudential Plaza, Chicago, Illinois 60601, has examined the financial statements of the Corporation for many years, and the Board of Directors wishes to continue the services of this firm for the current fiscal year ending October 31, 1995. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP, as independent public accountants, to examine the financial statements of the Corporation for the current fiscal year ending October 31, 1995, and to perform other appropriate accounting services.

       From time to time, Deloitte & Touche LLP performs some non-audit services for the Corporation and such services were performed by the firm in 1994. Both the Board and the Audit Committee believe that these non-audit services have no effect on the independence of Deloitte & Touche LLP in fulfilling its audit responsibilities. Representatives of the firm will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

       If the shareowners do not ratify the appointment of Deloitte & Touche LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.


                RECOMMENDATION OF THE BOARD OF DIRECTORS

       The Board of Directors recommends a vote FOR the ratification of its appointment of Deloitte & Touche LLP as independent public accountants.


            COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                      DIRECTORS' COMPENSATION

       No director fees are paid to directors who are full-time employees of the Corporation or any of its subsidiaries. Directors who are not employees of the Corporation or any of its subsidiaries

         <Page 12>
receive an annual retainer of $23,000 (one-sixth of which is paid in the form of restricted shares of Common Stock), plus $1,000 for each directors' meeting and each committee meeting they attend.
A non-employee director who serves as chair of a committee receives an annual retainer of $3,000.

       Non-employee directors are eligible to receive retirement fees if they serve on the Board for at least five years. The annual retirement fee is equal to a percentage of the annual retainer at the time of the director's retirement. Directors who joined the Board prior to 1994 and who retire with five years of service receive 100% of the annual retainer. Directors who joined the Board after that time and who retire with five years of service receive 50% of the annual retainer, which increases by 10% for each additional year of service, with a maximum retirement fee of 100% of the annual retainer for ten years of service. Retirement fees are paid to the director and, upon his or her death, to the director's spouse, beginning on the later of the director's retirement or age 65, and continuing until the earlier of the death of the survivor of the director and the director's spouse or a period equal to the number of years the director served on the Board. A director's right to receive retirement fees will vest automatically in the event of a change in control of the Corporation as defined in the retirement agreement.

       The Navistar 1988 Non-Employee Director Stock Option Plan provides that every year each non-employee director will be granted an option to purchase 500 shares of Common Stock at a price equal to the fair market value of the Common Stock on the first business day after the option is granted. Directors may exercise the option at any time after one year following the date of grant. The options expire ten years after the date of grant.

          <Page 13>
                  EXECUTIVE OFFICERS' COMPENSATION

       The following table shows the compensation of the five most highly compensated executive officers of Navistar International
Corporation and of Navistar International Transportation Corp.
("Transportation") for fiscal year 1994:

                                       SUMMARY COMPENSATION TABLE

                           Annual Compensation       Long-Term Compensation
                                                         Awards          Payouts
Name and Principal
Position                 Year  Salary($) Bonus($) Restricted  Securities  LTIP    All Other
                                                    Stock     Underlying Payouts  Compensation
                                                    Awards    Options/    ($)     ($)(2)
                                                   ($) (1)    SARs (#)

James C. Cotting         1994  $491,250  $200,000 $53,381     50,000       0       $10,740
Chairman and Chief       1993  $450,000         0 $27,750          0       0       $ 9,974
Executive Officer        1992  $450,000         0 $42,550          0       0       $ 9,422

John R. Horne            1994  $393,000  $150,000 $42,623     50,000       0       $ 6,191
President and Chief      1993  $360,000         0 $21,375          0       0       $ 5,999
Operating Officer        1992  $360,000         0 $32,775          0       0       $ 5,671

Robert C. Lannert        1994  $283,833  $110,000 $30,304     50,000       0       $ 3,533
Executive V.P. and       1993  $260,000         0 $16,313          0       0       $ 3,242
Chief Financial Officer  1992  $260,000         0 $25,013          0       0       $ 2,997

John J. Bongiorno        1994  $233,750  $ 79,670 $18,068      9,200       0       $ 3,630
Group V.P./General Mgr.  1993  $220,000         0 $ 9,188          0       0       $ 3,239
Financial Services       1992  $220,000         0 $14,088          0       0       $ 2,958

Robert A. Boardman       1994  $223,333  $ 87,177 $18,068      9,200       0       $ 1,664
Senior Vice President    1993  $205,000         0 $ 9,188          0       0       $ 1,449
and General Counsel      1992  $205,000         0 $14,088          0       0       $ 1,319

(1) The number and value of the aggregate restricted stock holdings at October 31, 1994 for each of the persons named above is as follows:  Mr. Cotting, 27,980 shares with a value of $367,238
    ($322,219 of which represents the value of shares which will be forfeited if performance goals are not met); Mr. Horne, 21,880 shares with a value of $287,175 ($251,777 of which represents the value of shares which will be forfeited if performance goals are not met); Mr. Lannert, 16,210 shares with a value of $212,756 ($186,808 of which represents the value of shares which will be forfeited if performance goals are not met); Mr. Bongiorno, 9,350 shares with a value of $122,719
    ($107,625 of which represents the value of shares which will be forfeited if performance goals are not met); and Mr. Boardman, 9,350 shares with a value of $122,719 ($107,625 of which represents the value of shares which will be forfeited if performance goals are not met).
    Holders of restricted stock will receive dividends at the same time and at the same rate as other
    Common Stock owners.

(2) The amounts listed under the All Other Compensation Column represent life insurance premiums paid by the Corporation for the persons named in the Summary Compensation table.
/TABLE

          <Page 14>

                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                        Grant Date
                                             Individual Grants                           Value

                           Number of         % of Total
                     Securities Underlying   Options/SARs
                          Options/SARs        Granted to       Exercise     Expiration   Grant Date
                          Granted (#)        Employees in   or Base Price      Date       Present
       Name                                   Fiscal Year      ($/Sh)(3)                 Value($)(4)
James C. Cotting           4,030 (1)            0.65            $24.81      03/16/04      $  43,040
                          23,170 (2)            3.75             24.81      03/17/04        247,456
                          22,800 (2)            3.69             13.00      10/19/04        127,680

John R. Horne              4,030 (1)            0.65             24.81      03/16/04         43,040
                          17,770 (2)            2.87             24.81      03/17/04        189,784
                          28,200 (2)            4.56             13.00      10/19/04        157,920

Robert C. Lannert          4,030 (1)            0.65             24.81      03/16/04         43,040
                          11,470 (2)            1.85             24.81      03/17/04        122,500
                          34,500 (2)            5.58             13.00      10/19/04        193,200

John J. Bongiorno          4,030 (1)            0.65             24.81      03/16/04         43,040
                           5,170 (2)            0.83             24.81      03/17/04         55,216

Robert A. Boardman         4,030 (1)            0.65             24.81      03/16/04         43,040
                           5,170 (2)            0.83             24.81      03/17/04         55,216

(1) - Incentive Stock Options
(2) - Non-Qualified Options
(3) - All options become exercisable one year after the date of grant.
(4) - The Black-Scholes model was used to calculate the grant date present value of the options granted, discounted by 20% for non-transferability, the risk of forfeiture and non-exercisability for the first year.

                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                  AND FY-END OPTION/SAR VALUES

                                                             Number of
                                                             Securities          Value
                                 Shares                      Underlying       Unexercised
                               Acquired on      Value        Unexercised      In-the-Money
                               Exercise #    Realized ($)    Options/SARs     Options/SARs
                                                             at FY End (#)    at FY End ($)
                                                             Exercisable/     Exercisable/
Name                                                         Unexercisable    Unexercisable
James C. Cotting                    0             0          56,760/50,000          0
John R. Horne                       0             0          25,720/50,000          0
Robert C. Lannert                   0             0          18,100/50,000          0
John J. Bongiorno                   0             0          17,200/ 9,200          0
Robert A. Boardman                  0             0          10,400/ 9,200          0

          <Page 15>

                        LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                    Number         Performance        Estimated Future Payouts Under Non-stock
                    of Shares,     or Other                      Price-based Plans
                    Units or       Period Until
                    Other Rights   Maturation         Threshold        Target       Maximum
                                   or Payout          ($ or #)         ($ or #)     ($ or #)

James C. Cotting      7,400        10/31/94-10/31/96     n/a             n/a          n/a
                      7,400        10/31/95-10/31/97     n/a             n/a          n/a
                      9,750        10/31/96-10/31/98     n/a             n/a          n/a

John R. Horne         5,700        10/31/94-10/31/96     n/a             n/a           n/a
                      5,700        10/31/95-10/31/97     n/a             n/a           n/a
                      7,783        10/31/96-10/31/98     n/a             n/a           n/a

Robert C. Lannert     4,350        10/31/94-10/31/96     n/a             n/a           n/a
                      4,350        10/31/95-10/31/97     n/a             n/a           n/a
                      5,533        10/31/96-10/31/98     n/a             n/a           n/a

John J. Bongiorno     2,450        10/31/94-10/31/96     n/a             n/a           n/a
                      2,450        10/31/95-10/31/97     n/a             n/a           n/a
                      3,300        10/31/96-10/31/98     n/a             n/a           n/a

Robert A. Boardman    2,450        10/31/94-10/31/96     n/a             n/a           n/a
                      2,450        10/31/95-10/31/97     n/a             n/a           n/a
                      3,300        10/31/96-10/31/98     n/a             n/a           n/a

(1) All of the awards reported above are restricted shares of Common Stock which are subject to
    partial or total forfeiture at the end of the performance period if the movement of an index    of
    the price of the Common Stock has not equalled or exceeded the movement of a similar index
    (weighted for market capitalization) reflecting the stock price of the four peer companies whose stock price performance is reflected in the performance graph on page  16.  None of the restricted shares will be forfeited if the Company's stock price performance exceeds the peer group's performance by 15%.  All of the restricted shares will be forfeited if the Company's stock price performance is not at least equal to the peer group's performance.

/TABLE

          <Page 16>

                                           PENSION PLAN TABLE

                             Estimated Annual Retirement Benefit Objective
                                  Upon Normal Retirement at Age 65
                       (Assuming all service is earned prior to January 1, 1989)
   Final
  Average
  Annual                                                                   35 and
  Earnings        15             20             25            30             Over
$ 200,000      $ 72,000      $ 96,000       $120,000       $120,000       $120,000
  300,000       108,000       144,000        180,000        180,000        180,000
  400,000       144,000       192,000        240,000        240,000        240,000
  500,000       180,000       240,000        300,000        300,000        300,000
  600,000       216,000       288,000        360,000        360,000        360,000
  700,000       252,000       336,000        420,000        420,000        420,000

                              Estimated Annual Retirement Benefit Objective
                                    Upon Normal Retirement at Age 65
                       (Assuming all service is earned after December 31, 1988)
 Final
Average
 Annual                                                                     35 and
Earnings          15             20             25            30             Over
$ 200,000      $ 51,000      $ 68,000       $ 85,000       $102,000       $120,000
  300,000        76,500       102,000        127,500        153,000        180,000
  400,000       102,000       136,000        170,000        204,000        240,000
  500,000       127,500       170,000        212,500        255,000        300,000
  600,000       153,000       204,000        255,000        306,000        360,000
  700,000       178,500       238,000        297,500        357,000        420,000


        The number of years of credited service as of October 31, 1994 for Mr. Cotting is 16.0; Mr. Horne is 28.3; Mr. Lannert is 31.6; Mr. Bongiorno is
13.5 and Mr. Boardman is 5.0.

        The Navistar International Transportation Corp. Retirement Plan for Salaried Employees ("RPSE"), which covers substantially all of the salaried employees of the Corporation and of Transportation, including officers, provides annual retirement benefits based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary out of the ten years immediately preceding retirement, reduced by a portion of the Social Security benefits to which it is estimated the participant will be entitled. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date.
Maximum benefits which may be provided to an employee under the RPSE are subject to the annual pension limitation ($118,800 in 1994, indexed for inflation) imposed for qualified plans under The Employee Retirement Income Security Act ("ERISA"). Such benefits may be subject to further limitation under ERISA because of participation in any defined contribution plan of the Corporation or of Transportation. In addition, these benefits are subject to a requirement that annual compensation in excess of an annual limit
($235,840 in 1993) is not taken into account. Legislation reducing this compensation limit to $150,000 (indexed for inflation) became effective
January 1, 1994.

          <Page 17>
        With respect to eligible upper level employees who retire at or after age 55 with at least 10 years of credited service, the Corporation and Transportation also have a Managerial Retirement Objective ("MRO") Plan. The MRO Plan currently provides a retirement benefit objective based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary plus certain cash incentive compensation out of the ten years immediately preceding retirement. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. If the annual retirement benefits of any eligible employee from all sources from both the Corporation and/or Transportation contributions and employee contributions (including benefits under the RPSE and a portion of the Social Security benefits to which it is estimated the individual will be entitled, but not including the Navistar International Transportation Corp. 401(k) Retirement Savings Plan or any individual deferred compensation agreements) do not equal the retirement benefit objective under the MRO Plan, the Corporation and/or Transportation will pay the difference to the employee.

        In recognition of the need to provide a retirement benefit for executives who, as a result of commencing employment with the Corporation or Transportation late in their careers, are unable to attain the age and service requirements necessary to qualify for retirement benefits under the above plans, the Corporation and Transportation also have a Supplemental Executive
Retirement Plan ("SERP").   The SERP covers certain members of executive
management who have attained age 55, and provides annual retirement income objectives to such members of executive management who have at least five years of credited service, based upon age, credited service and "final average earnings" (as defined above for purposes of the MRO Plan). SERP objectives range from 30% to 50% of "final average earnings", and are reduced by benefits, if any, under the RPSE and the MRO Plan, by 50% of the participant's social security benefit and by retirement benefits from prior employers. It is estimated that the annual benefits payable under the SERP to Mr. Cotting at his announced retirement date of March 31, 1995, would be approximately 14% of his "final average earnings." It is estimated that the annual benefits payable under the SERP upon normal retirement (at age 65) to Messrs. Bongiorno and Boardman would be approximately 8% and 11%, respectively, of their individual "final average earnings." It is estimated that Messrs. Horne and Lannert would derive no benefit from the SERP. Payments under the SERP in fiscal
1994 were $209,813.

        In the event of a termination of employment by the Corporation or by Transportation following a change in control of the Corporation, as defined, certain benefits will become contractual rights and not subject to change which is adverse to employees without their consent under the MRO Plan and the SERP with respect to eligible employees who have accrued at least five years of credited service as of the date of such termination.


TERMINATION ARRANGEMENTS

        To assure stability and continuity of management, the Corporation has entered into agreements with each of the persons named in the Summary Compensation Table and with each other Executive Officer. Each agreement provides that if the officer's employment is terminated by the Corporation for any reason other than for cause, as defined in the agreement, the officer will receive a lump sum payment of an amount equal to 100% of the officer's current annual base salary. However, if the officer's employment is terminated by the Corporation within three years after a change in control of the Corporation, the officer will receive a lump sum payment of an amount equal to 295% of the officer's average annual compensation during the previous five years. The agreements' definition of a change in control of the Corporation includes the

          <Page 18>
acquisition by any person or group of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities. Each agreement has a term of three years and is then renewed automatically for successive one year periods unless the Board of Directors, six months prior to the renewal date, elects not to renew it. In addition, Mr. Horne's agreement provides for the continuation of his salary for one year if he leaves the Corporation.



             COMMITTEE ON ORGANIZATION EXECUTIVE COMPENSATION REPORT

        The Board's Committee on Organization ("Committee") makes the compensation decisions with respect to the Corporation's executive officers and makes recommendations to the Board regarding the compensation of the Chairman and Chief Executive Officer, President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. The Committee is made up exclusively of non-employee directors.

        The Committee believes that the compensation program for senior executives has been designed to provide competitive compensation if the Corporation meets or exceeds performance criteria established by the Committee. The performance criteria are designed to link compensation and performance and to promote an alignment of interests between shareowners and senior executives by encouraging and creating share ownership opportunities. The compensation program is designed to vary compensation significantly based on performance.
The Committee reviews the compensation program each year.  The Internal
Revenue Code provides that a public corporation may not deduct the amount of annual compensation paid to certain executive officers which is more than $1 million. The provision does not apply to certain performance based compensation which meets the requirements contained in proposed IRS regulations. Once the regulations become final, the Committee will consider the impact of the provision in setting future compensation policy.

        The principal elements of the Corporation's executive compensation program include base salary, annual incentive and long-term incentive.


BASE SALARY

        The Committee reviews the salaries of the Corporation's executive officers on an annual basis. The goal of the Committee is to set executive officers' base salaries at the 50th percentile of a peer group of companies. The Committee uses three different surveys to determine competitive base salary levels. The three surveys are as follows: one survey is composed of the peer companies included in the performance graph on page 16, another consists of manufacturing companies of a similar size in sales to Navistar in the metallurgical/fabricating industries and a third one consists of all manufacturing companies with sales of $2 to $5 billion. From November 1, 1991 through the end of fiscal year 1993, the base salaries of all non-represented employees were frozen and Mr. Cotting did not receive a base salary increase during that time. As a result of the salary freeze, Mr. Cotting's salary is below the 50th percentile of the peer group of companies. It is the intent of the Committee to increase the base salary of the chief executive to the 50th percentile over a period of time. Accordingly, the Committee increased Mr. Cotting's base salary by 10% and granted 22,800 shares in non-qualified stock options at the current market value based on his performance in improving the results of the Company.


          <Page 19>
ANNUAL INCENTIVE

        Annual incentive payments are made in cash based upon the attainment of certain performance goals established by the Committee prior to the beginning of each fiscal year. Approximately 400 participants are eligible for annual incentive payments. The target annual incentive varies by organization level, from 25% of base salary for managers to 50% of base salary for the Chief
Executive Officer.   In 1994, the Corporation achieved its net income target but
fell short of its operating margin goals.   As a result, the 1994 annual
incentive payment for Mr. Cotting included in the Summary Compensation Table on page 9 is approximately 81% of a target annual incentive.





LONG-TERM INCENTIVE

        Long-term incentive for executive officers is stock based, with 50% paid in the form of stock options and 50% in the form of restricted shares. Stock options are valued pursuant to the Black-Scholes formula and restricted shares are valued at their market value on the date of issuance. Stock options are issued at current market value on the date of grant and are not exercisable during the first year. All restricted shares are awarded at the beginning of the cycle. One-sixth of the restricted shares are subject to forfeiture if employment is terminated prior to the end of the restriction period. Five-sixths of the restricted shares are subject to forfeiture if performance goals set by the Committee at the beginning of the cycle are not attained.
At the Chief Executive Officer level, long-term incentive is designed to equal 80% of target cash compensation. Target cash compensation is equal to base salary plus a target annual incentive of 50%.

        The performance goals set by the Committee for the last three cycles, each of which is three years, are based on the stock performance of the Corporation against the stock performance of a peer group of companies made up of Cummins, Dana, Eaton and Paccar which, along with Navistar, are the companies that make up the Standard and Poor's Heavy Duty Truck and Parts Index. If the Corporation's stock performance at the end of the cycle matches the performance of the index, Mr. Cotting will earn shares equal to two times the base amount. If the Corporation's stock performance exceeds the index by 15%, Mr. Cotting will earn shares equal to five times the base amount. Mr. Cotting will earn a pro-rata amount if performance is between 100% of the index and 115% of the index.

        Since the Corporation did not meet the performance criteria set for the 1992-94 cycle, no performance shares were earned in 1994.

                                  Committee on Organization



                                  Wallace W. Booth, Chairman
                                  William F. Andrews
                                  John D. Correnti
                                  William C. Craig
                                  Jerry E. Dempsey
                                  Arthur G. Hansen
                                  Elmo R. Zumwalt, Jr.


          <Page 20>



                            PERFORMANCE GRAPH

        A line graph comparing the yearly percentage change in the Corporation's cumulative total shareowner return on its Common Stock is contained on the following page.

          <Page 21>

This page contains a line graph entitled "COMPARISON OF FIVE YEAR
CUMULATIVE TOTAL RETURN".  It plots Navistar Common Stock, the S&P 500
Index and the S&P Heavy Duty Trucks & Parts Index. The Y axis represents DOLLARS; the X axis represents YEARS beginning with 1989 to 1994. The values are listed in the following table:

                   1989    1990    1991    1992     1993     1994
Navistar          100.0    53.1    68.8    46.9     67.8     32.8
S&P 500           100.0    92.3   123.0   134.8    154.3    158.6
S&P H-D Truck     100.0    68.5   102.2   129.5    183.4    154.6
    & Parts

Assumes $100 invested on October 31, 1989 in Navistar Common Stock. S&P 500 Index and S&P Heavy Duty Trucks & Parts Index. Fiscal year ending October 31 / assumes reinvestment of dividends.

          <Page 22>
                                     GENERAL

ANNUAL REPORTS

                  A copy of the Annual Report, which includes the Corporation's Consolidated Financial Statements for the three years ended October 31, 1994, was mailed to all shareowners of record as of January 17, 1995. The Annual Report is not to be regarded as proxy soliciting materials.


PROXY SOLICITATION

                  The cost of the solicitation of proxies will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by telegraph, by employees of the Corporation or its subsidiaries. The Corporation will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.


PROPOSALS OF SHAREOWNERS

                  Proposals of shareowners intended to be included in next year's proxy statement must be received by the Corporate Secretary at the principal executive offices of Navistar International Corporation, 455 North Cityfront Plaza Drive, Chicago, Illinois 60611, no later than the close of business on September 29, 1995. The Corporation's policy is to include the name, mailing address and number of shares held by any shareowner whose proposal is included in the proxy statement.


FURTHER BUSINESS

                  So far as the Board of Directors knows, there are no matters to come before the Annual Meeting other than those set forth in this Proxy Statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act on behalf of the shareowners they represent according to their best judgment.

                               By order of the Board of Directors,



                               Steven K. Covey
                               Corporate Secretary
                               January 27, 1995